Exhibit 4.9

BISON TRAILS CO.

2018 STOCK PLAN
ADOPTED ON NOVEMBER 26, 2018

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(e) Voting and Dividend Rights	6
(f) Form and Time of Settlement of Restricted Stock Units	6
(g) Death of Recipient	7
(h) Creditors’ Rights	7
(i) Modification, Extension and Assumption of Restricted Stock Units	7
(j) Restrictions on Transfer of Restricted Stock Units	7

SECTION 8. PAYMENT FOR SHARES	7
(a) General Rule	7
(b) Services Rendered	7
(c) Promissory Note	7
(d) Surrender of Stock	8
(e) Cashless Exercise	8
(f) Net Exercise	8
(g) Other Forms of Payment	8

SECTION 9. ADJUSTMENT OF SHARES	8
(a) General	8
(b) Corporate Transactions	9
(c) Dissolution or Liquidation	10
(d) Reservation of Rights	10

SECTION 10. MISCELLANEOUS PROVISIONS	10
(a) Securities Law Requirements	10
(b) No Retention Rights	11
(c) Treatment as Compensation	11
(d) Governing Law	11
(e) Conditions and Restrictions on Shares	11
(f) Tax Matters	11

SECTION 11. DURATION AND AMENDMENTS; STOCKHOLDER APPROVAL	12
(a) Term of the Plan	12
(b) Right to Amend or Terminate the Plan	12
(c) Effect of Amendment or Termination	12
(d) Stockholder Approval	12

SECTION 12. DEFINITIONS	13
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BISON TRAILS CO. 2018 STOCK PLAN

SECTION 1.    ESTABLISHMENT AND PURPOSE.
The purpose of this Plan is to attract, incentivize and retain Employees, Outside Directors and Consultants through the grant of Awards. The Plan provides for the direct award or sale of Shares, the grant of Options to purchase Shares and the grant of Restricted Stock Units to acquire Shares. Options granted under the Plan may be ISOs intended to qualify under Code Section 422 or NSOs which are not intended to so qualify.
Capitalized terms are defined in Section 12.
SECTION 2.    ADMINISTRATION.
(a)    Committees of the Board of Directors. The Plan may be administered by one or more Committees. Each Committee shall consist, as required by applicable law, of one or more members of the Board of Directors who have been appointed by the Board of Directors. Each Committee shall have such authority and be responsible for such functions as the Board of Directors has assigned to it. If no Committee has been appointed, the entire Board of Directors shall administer the Plan. Any reference to the Board of Directors in the Plan or an Award Agreement shall be construed as a reference to the Committee (if any) to whom the Board of Directors has assigned a particular function.
(b)    Authority of the Board of Directors. Subject to the provisions of the Plan, the Board of Directors shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. Notwithstanding anything to the contrary in the Plan, with respect to the terms and conditions of awards granted to Participants outside the United States, the Board of Directors may vary from the provisions of the Plan to the extent it determines it necessary and appropriate to do so; provided that it may not vary from those Plan terms requiring stockholder approval pursuant to Section 11(d) below. All decisions, interpretations and other actions of the Board of Directors shall be final and binding on all Participants and all persons deriving their rights from a Participant.
SECTION 3.    ELIGIBILITY.
(a)    General Rule. Employees, Outside Directors and Consultants shall be eligible for the grant of Awards under the Plan.1 However, only Employees shall be eligible for the grant of ISOs.
(b)    Ten-Percent Stockholders. A person who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries shall not be eligible for the grant of an ISO unless (i) the Exercise Price is at
1 Note that special considerations apply if the Company proposes to grant awards to an Employee or Consultant of a Parent company.

least 110% of the Fair Market Value of a Share on the Date of Grant and (ii) such ISO by its terms is not exercisable after the expiration of five years from the Date of Grant. For purposes of this Subsection (b), in determining stock ownership, the attribution rules of Code Section 424(d) shall be applied.
SECTION 4.    STOCK SUBJECT TO PLAN.
(a)    Basic Limitation. Not more than 108,013 Shares may be issued under the Plan, subject to Subsection (b) below and Section 9(a).2 All of these Shares may be issued upon the exercise of ISOs. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan. Shares offered under the Plan may be authorized but unissued Shares or treasury Shares.
(b)    Additional Shares. In the event that Shares previously issued under the Plan are forfeited to or repurchased by the Company due to failure to vest, such Shares shall be added to the number of Shares then available for issuance under the Plan. In the event that Shares that otherwise would have been issuable under the Plan are withheld by the Company in payment of the Purchase Price, Exercise Price or withholding taxes, such Shares shall remain available for issuance under the Plan. In the event that an outstanding Option, Restricted Stock Unit or other right for any reason expires or is canceled, the Shares allocable to the unexercised or unsettled portion of such Option, Restricted Stock Unit or other right shall remain available for issuance under the Plan. To the extent an Award is settled in cash, the cash settlement shall not reduce the number of Shares remaining available for issuance under the Plan. Notwithstanding the foregoing, in the case of ISOs, this Subsection (b) shall be subject to any limitations imposed under Section 422 of the Code and the treasury regulations thereunder.
SECTION 5.    TERMS AND CONDITIONS OF AWARDS OR SALES.
(a)    Stock Grant or Purchase Agreement. Each award of Shares under the Plan shall be evidenced by a Stock Grant Agreement between the Grantee and the Company. Each sale of Shares under the Plan (other than upon exercise of an Option) shall be evidenced by a Stock Purchase Agreement between the Purchaser and the Company. Such award or sale shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Board of Directors deems appropriate for inclusion in a Stock Grant Agreement or Stock Purchase Agreement. The provisions of the various Stock Grant Agreements and Stock Purchase Agreements entered into under the Plan need not be identical.
(b)    Duration of Offers and Nontransferability of Rights. Any right to purchase Shares under the Plan (other than an Option) shall automatically expire if not exercised by the Purchaser within 30 days (or such other period as may be specified in the Award Agreement) after the grant of such right was communicated to the Purchaser by the Company. Such right is not transferable and may be exercised only by the Purchaser to whom such right was granted.
2 Please refer to Exhibit A for a schedule of the initial share reserve and any subsequent increases in the reserve.

(c)    Purchase Price. The Board of Directors shall determine the Purchase Price of Shares to be offered under the Plan at its sole discretion. The Purchase Price shall be payable in a form described in Section 8.
SECTION 6.    TERMS AND CONDITIONS OF OPTIONS.
(a)    Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. The Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Board of Directors deems appropriate for inclusion in a Stock Option Agreement. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.
(b)    Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 9. The Stock Option Agreement shall also specify whether the Option is an ISO or an NSO.
(c)    Exercise Price.
(i)    General. Each Stock Option Agreement shall specify the Exercise Price, which shall be payable in a form described in Section 8. Subject to the remaining provisions of this Subsection (c), the Exercise Price shall be determined by the Board of Directors in its sole discretion.
(ii)    ISOs. The Exercise Price of an ISO shall not be less than 100% of the Fair Market Value of a Share on the Date of Grant, and a higher percentage may be required by Section 3(b). This Subsection (c)(ii) shall not apply to an ISO granted pursuant to an assumption of, or substitution for, another incentive stock option in a manner that complies with Code Section 424(a).
(iii)    NSOs. Except as specifically set forth in this Subsection (c)(iii), the Exercise Price of an NSO shall not be less than 100% of the Fair Market Value of a Share on the Date of Grant. This Subsection (c)(iii) shall not apply to an NSO granted to a person who is not a U.S. taxpayer on the Date of Grant or to an NSO that is intended either to be exempt from Code Section 409A as a “short-term deferral” or to comply with the requirements of Code Section 409A. In addition, this Subsection (c)(iii) shall not apply to an NSO granted pursuant to an assumption of, or substitution for, another stock option in a manner that complies with Code Section 409A.
(d)    Vesting and Exercisability. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become vested and exercisable. No Option shall be exercisable unless the Optionee (i) has delivered an executed copy of the Stock Option Agreement to the Company or (ii) otherwise agrees to be bound by the terms of the Stock

Option Agreement. The Board of Directors shall determine the vesting and exercisability provisions of the Stock Option Agreement at its sole discretion.
(e)    Basic Term. The Stock Option Agreement shall specify the term of the Option. The term shall not exceed 10 years from the Date of Grant, and in the case of an ISO, a shorter term may be required by Section 3(b). Subject to the preceding sentence, the Board of Directors at its sole discretion shall determine when an Option is to expire.
(f)    Termination of Service (Except by Death). If an Optionee’s Service terminates for any reason other than the Optionee’s death, then the Optionee’s Options shall expire on the earliest of the following dates:
(i)    The expiration date determined pursuant to Subsection (e) above;
(ii)    The date three months after the termination of the Optionee’s Service for any reason other than Disability, or such earlier or later date as the Board of Directors may determine (but in no event earlier than 30 days after the termination of the Optionee’s Service); or
(iii)    The date six months after the termination of the Optionee’s Service by reason of Disability, or such later date as the Board of Directors may determine.
The Optionee may exercise all or part of the Optionee’s Options at any time before the expiration of such Options under the preceding sentence, but only to the extent that such Options had become exercisable before the Optionee’s Service terminated (or became exercisable as a result of the termination) and the underlying Shares had vested before the Optionee’s Service terminated (or vested as a result of the termination). In the event that the Optionee dies after the termination of the Optionee’s Service but before the expiration of the Optionee’s Options, all or part of such Options may be exercised (prior to expiration) by the executors or administrators of the Optionee’s estate or by any person who has acquired such Options directly from the Optionee by beneficiary designation, bequest or inheritance, but only to the extent that such Options had become exercisable before the Optionee’s Service terminated (or became exercisable as a result of the termination) and the underlying Shares had vested before the Optionee’s Service terminated (or vested as a result of the termination). In no event will an Option, or the Shares underlying an Option, become vested and/or exercisable after termination of the Optionee’s Service unless the Board of Directors takes affirmative action or unless expressly provided in a written agreement between the Company and the Optionee.
(g)    Leaves of Absence. For purposes of Subsection (f) above, Service shall be deemed to continue while the Optionee is on a bona fide leave of absence approved by the Company in writing.
(h)    Death of Optionee. If an Optionee dies while the Optionee is in Service, then the Optionee’s Options shall expire on the earlier of the following dates:

(i)    The expiration date determined pursuant to Subsection (e) above; or
(ii)    The date 12 months after the Optionee’s death, or such earlier or later date as the Board of Directors may determine (but in no event earlier than six months after the Optionee’s death).
All or part of the Optionee’s Options may be exercised at any time before the expiration of such Options under the preceding sentence by the executors or administrators of the Optionee’s estate or by any person who has acquired such Options directly from the Optionee by beneficiary designation, bequest or inheritance, but only to the extent that such Options had become exercisable before the Optionee’s death (or became exercisable as a result of the death) and the underlying Shares had vested before the Optionee’s death (or vested as a result of the Optionee’s death). In no event will an Option, or the Shares underlying an Option, become vested and/or exercisable after the Optionee’s death unless the Board of Directors takes affirmative action or unless expressly provided in a written agreement between the Company and the Optionee.
(i)    Restrictions on Transfer of Options. An Option shall be transferable by the Optionee only by (i) a beneficiary designation, (ii) a will or (iii) the laws of descent and distribution, except as provided in the next sentence. If the Board of Directors so provides, in a Stock Option Agreement or otherwise, an NSO may be transferable to the extent permitted by Rule 701 under the Securities Act. An ISO may be exercised during the lifetime of the Optionee only by the Optionee or by the Optionee’s guardian or legal representative.
(j)    No Rights as a Stockholder. An Optionee, or a transferee of an Optionee, shall have no rights as a stockholder with respect to any Shares covered by the Optionee’s Option until such person submits a notice of exercise, pays the Exercise Price and satisfies all applicable withholding taxes pursuant to the terms of such Option.
(k)    Modification, Extension and Assumption of Options. Within the limitations of the Plan, the Board of Directors may modify, reprice, extend or assume outstanding Options or may accept the cancellation of outstanding options (whether granted by the Company or another issuer) in return for the grant of new Options or a different type of award for the same or a different number of Shares and at the same or a different Exercise Price (if applicable). The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, impair the Optionee’s rights or increase the Optionee’s obligations under such Option; provided, however, that a modification of an Option that is otherwise favorable to the Optionee (for example, providing the Optionee with additional time to exercise the Option after termination of employment or providing for additional forms of payment) but causes the Option to lose its tax-favored status (for example, as an ISO) shall not require the consent of the Optionee.
(l)    Company’s Right to Cancel Certain Options. Any other provision of the Plan or a Stock Option Agreement notwithstanding, the Company shall have the right at any time to cancel an Option that was not granted in compliance with Rule 701 under the Securities Act. Prior to canceling such Option, the Company shall give the Optionee not less than 30 days’

notice in writing. If the Company elects to cancel such Option, it shall deliver to the Optionee consideration with an aggregate value equal to the excess of (i) the Fair Market Value of the Shares subject to such Option as of the time of the cancellation over (ii) the Exercise Price of such Option. The consideration may be delivered in the form of cash or cash equivalents, in the form of Shares, or a combination of both. If the consideration would be a negative amount, such Option may be cancelled without the delivery of any consideration.
SECTION 7.    TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS
(a)    Restricted Stock Unit Agreement. Each grant of Restricted Stock Units under the Plan shall be evidenced by a Restricted Stock Unit Agreement between the recipient and the Company. Such Restricted Stock Units shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and which the Board of Directors deems appropriate for inclusion in a Restricted Stock Unit Agreement. The provisions of the various Restricted Stock Unit Agreements entered into under the Plan need not be identical.
(b)    Payment for Restricted Stock Units. No cash consideration shall be required of the recipient in connection with the grant of Restricted Stock Units.
(c)    Vesting Conditions. Each Restricted Stock Unit Agreement shall specify the vesting requirements applicable to the Restricted Stock Units subject thereto, which the Board of Directors shall determine in its sole discretion.
(d)    Forfeiture. Unless a Restricted Stock Unit Agreement provides otherwise, upon termination of the recipient’s Service and upon such other times specified in the Restricted Stock Unit Agreement, any unvested Restricted Stock Units shall be forfeited to the Company.
(e)    Voting and Dividend Rights. The holders of Restricted Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Restricted Stock Unit granted under the Plan may, at the discretion of the Board of Directors, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Restricted Stock Unit is outstanding. Dividend equivalents may be converted into additional Restricted Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to distribution, any dividend equivalents that are not paid shall be subject to the same conditions and restrictions as the Restricted Stock Units to which they attach.
(f)    Form and Time of Settlement of Restricted Stock Units. Settlement of vested Restricted Stock Units may be made in the form of (i) cash, (ii) Shares or (iii) any combination of both, as determined by the Board of Directors. The actual number of Restricted Stock Units eligible for settlement may be larger or smaller than the number included in the original award, based on predetermined performance factors. Vested Restricted Stock Units shall be settled in such manner and at such time(s) as specified in the Restricted Stock Unit

Agreement. Until Restricted Stock Units are settled, the number of Shares represented by such Restricted Stock Units shall be subject to adjustment pursuant to Section 9.
(g)    Death of Recipient. Any Restricted Stock Units that become distributable after the Participant’s death shall be distributed to the Participant’s estate or to any person who has acquired such Restricted Stock Units directly from the recipient by beneficiary designation, bequest or inheritance.
(h)    Creditors’ Rights. A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Restricted Stock Unit Agreement.
(i)    Modification, Extension and Assumption of Restricted Stock Units. Within the limitations of the Plan, the Board of Directors may modify, extend or assume outstanding restricted stock units (whether granted by the Company or a different issuer). The foregoing notwithstanding, no modification of a Restricted Stock Unit shall, without the consent of the Participant, impair the Participant’s rights or increase the Participant’s obligations under such Restricted Stock Unit.
(j)    Restrictions on Transfer of Restricted Stock Units. A Restricted Stock Unit shall be transferable by the Participant only by (i) a beneficiary designation, (ii) a will or (iii) the laws of descent and distribution, except as provided in the next sentence. In addition, if the Board of Directors so provides, in a Restricted Stock Unit Agreement or otherwise, a Restricted Stock Unit shall also be transferable to the extent permitted by Rule 701 under the Securities Act.
SECTION 8.    PAYMENT FOR SHARES.
(a)    General Rule. The entire Purchase Price or Exercise Price of Shares issued under the Plan shall be payable in cash or cash equivalents at the time when such Shares are purchased, except as otherwise provided in this Section 8. In addition, the Board of Directors in its sole discretion may also permit payment through any of the methods described in (b) through (g) below.
(b)    Services Rendered. Shares may be awarded under the Plan in consideration of services rendered to the Company, a Parent or a Subsidiary prior to the award.
(c)    Promissory Note. All or a portion of the Purchase Price or Exercise Price (as the case may be) of Shares issued under the Plan may be paid with a promissory note. The Shares shall be pledged as security for payment of the principal amount of the promissory note and interest thereon. The interest rate payable under the terms of the promissory note shall not be less than the minimum rate (if any) required to avoid the imputation of additional interest under the Code. Subject to the foregoing, the Board of Directors in its sole discretion shall specify the term, interest rate, recourse, amortization requirements (if any) and other provisions of such note.

(d)    Surrender of Stock. All or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, Shares that are already owned by the Optionee. Such Shares shall be surrendered to the Company in good form for transfer and shall be valued at their Fair Market Value as of the date when the Option is exercised.
(e)    Cashless Exercise. All or part of the Exercise Price and any withholding taxes may be paid pursuant to a cashless exercise arrangement (whether through a securities broker or otherwise) established by the Company whereby Shares subject to an Option are sold and all or part of the sale proceeds are delivered to the Company.
(f)    Net Exercise.  An Option may permit exercise through a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issued upon exercise by the largest whole number of Shares having an aggregate Fair Market Value (determined by the Board of Directors as of the exercise date) that does not exceed the aggregate Exercise Price or the sum of the aggregate Exercise Price and any withholding taxes (with the Company accepting from the Optionee payment of cash or cash equivalents to satisfy any remaining balance of the aggregate Exercise Price and, if applicable, any additional withholding taxes not satisfied through such reduction in Shares); provided that to the extent Shares subject to an Option are withheld in this manner, the number of Shares subject to the Option following the net exercise will be reduced by the sum of the number of Shares withheld and the number of Shares delivered to the Optionee as a result of the exercise.
(g)    Other Forms of Payment. To the extent that an Award Agreement so provides, the Purchase Price or Exercise Price of Shares issued under the Plan may be paid in any other form permitted by the Delaware General Corporation Law, as amended.
SECTION 9.    ADJUSTMENT OF SHARES.
(a)    General. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a combination or consolidation of the outstanding Stock into a lesser number of Shares, a reclassification, or any other increase or decrease in the number of issued shares of Stock effected without receipt of consideration by the Company, proportionate adjustments shall automatically be made, as applicable, in each of (i) the number and kind of Shares available under Section 4, (ii) the number and kind of Shares covered by each outstanding Option, Award of Restricted Stock Units and any outstanding and unexercised right to purchase Shares that has not yet expired pursuant to Section 5(b), (iii) the Exercise Price under each outstanding Option and the Purchase Price applicable to any unexercised stock purchase right described in clause (ii) above, and (iv) any repurchase price that applies to Shares granted under the Plan pursuant to the terms of a Company repurchase right under the applicable Award Agreement. In the event of a declaration of an extraordinary dividend payable in a form other than Shares in an amount that has a material effect on the Fair Market Value of the Stock, a recapitalization, a spin-off, or a similar occurrence, the Board of Directors at its sole discretion may make appropriate adjustments in one or more of the items listed in clauses (i) through (iv) above; provided, however, that the Board of Directors shall in any event make such adjustments as may be required by Section 25102(o) of the California Corporations Code to the extent the Company is relying on the exemption afforded thereunder with respect to an Award. No fractional Shares shall be issued under the Plan as a result of an adjustment under this Section 9(a), although the Board of Directors in its sole discretion may make a cash payment in lieu of fractional Shares.
(b)    Corporate Transactions. In the event that the Company is a party to a merger or consolidation, or in the event of a sale of all or substantially all of the Company’s stock or assets, all Shares acquired under the Plan and all Awards outstanding on the effective date of the transaction shall be treated in the manner described in the definitive transaction agreement (or, in the event the transaction does not entail a definitive agreement to which the Company is party, in the manner determined by the Board of Directors in its capacity as administrator of the Plan, with such determination having final and binding effect on all parties), which agreement or determination need not treat all Awards (or all portions of an Award) in an identical manner. The treatment specified in the transaction agreement or as determined by the Board of Directors may include (without limitation) one or more of the following with respect to each outstanding Award:
(i)    The Company, the surviving corporation or a parent thereof may continue or assume the Award or substitute a comparable award for the Award (including, but not limited to, an award to acquire the same consideration paid to the holders of Shares in the transaction). For avoidance of doubt, a comparable award need not be the same type of award as the Award for which it is substituted, and, in the case of an Option, need not have the same tax-status (e.g., an NSO may be substituted for an ISO).
(ii)    The cancellation of the Award and a payment to the Participant with respect to each Share subject to the portion of the Award that is vested as of the transaction date equal to the excess of (A) the value, as determined by the Board of Directors in its absolute discretion, of the property (including cash) received by the holder of a share of Stock as a result of the transaction, over (if applicable) (B) the per-Share Exercise Price of the Award (such excess, the “Spread”).  Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent having a value equal to the Spread.  In addition, any escrow, indemnification, holdback, earn-out or similar provisions in the transaction agreement may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of Stock. Receipt of the payment described in this Subsection (b)(ii) may be conditioned upon the Participant acknowledging such escrow, indemnification, holdback, earn-out or other provisions on a form prescribed by the Company. If the Spread applicable to an Award is zero or a negative number, then the Award may be cancelled without making a payment to the Participant.
(iii)    Even if the Spread applicable to an Option is a positive number, the Option may be cancelled without the payment of any consideration; provided that the Optionee shall be notified of such treatment and given an opportunity to exercise the Option (to the extent the Option is vested or becomes vested as of the effective date of the transaction) during a period of not less than five (5) business days preceding the effective date of the transaction, unless (A) a shorter period is required to permit a timely closing of the transaction and (B) such shorter period still offers the Optionee a reasonable opportunity to exercise the Option.
(iv)    In the case of an Option: (A) suspension of the Optionee’s right to exercise the Option during a limited period of time preceding the closing of the transaction if such suspension is administratively necessary to facilitate the closing of the transaction and/or (B) termination of any right the Optionee has to exercise the Option prior to vesting in the Shares subject to the Option (i.e., “early exercise”), such that following the closing of the transaction the Option may only be exercised to the extent it is vested.
For the avoidance of doubt, the Board of Directors has discretion to accelerate, in whole or part, the vesting and exercisability of an Award in connection with a corporate transaction covered by this Section 9(b).
(c)    Dissolution or Liquidation. To the extent not previously exercised or settled, Options, Restricted Stock Units and other rights to purchase Shares shall terminate immediately prior to the liquidation or dissolution of the Company.
(d)    Reservation of Rights. Except as provided in Section 7(e) or this Section 9, a Participant shall have no rights by reason of (i) any subdivision or consolidation of shares of stock of any class, (ii) the payment of any dividend or (iii) any other increase or decrease in the number of shares of stock of any class. Any issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Award. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.
SECTION 10.    MISCELLANEOUS PROVISIONS.
(a)    Securities Law Requirements. Shares shall not be issued under the Plan unless, in the opinion of counsel acceptable to the Board of Directors, the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. The Company shall not be liable for a failure to issue Shares as a result of such requirements. Without limiting the foregoing, the Company may suspend the exercise of some or all outstanding Options for a period of up to 60 days in order to facilitate compliance with Securities Act Rule 701(e).

(b)    No Retention Rights. Nothing in the Plan or in any right or Award granted under the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.
(c)    Treatment as Compensation. Any compensation that an individual earns or is deemed to earn under this Plan shall not be considered a part of his or her compensation for purposes of calculating contributions, accruals or benefits under any other plan or program that is maintained or funded by the Company, a Parent or a Subsidiary.
(d)    Governing Law. The Plan and all awards, sales and grants under the Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice-of-law provisions), as such laws are applied to contracts entered into and performed in such State.
(e)    Conditions and Restrictions on Shares. Shares issued under the Plan shall be subject to such forfeiture conditions, rights of repurchase, rights of first refusal, other transfer restrictions and such other terms and conditions as the Board of Directors may determine. Such conditions and restrictions shall be set forth in the applicable Award Agreement and shall apply in addition to any restrictions that may apply to holders of Shares generally. In addition, Shares issued under the Plan shall be subject to conditions and restrictions imposed either by applicable law or by Company policy, as adopted from time to time, designed to ensure compliance with applicable law or laws with which the Company determines in its sole discretion to comply including in order to maintain any statutory, regulatory or tax advantage, which (for avoidance of doubt) need not be set forth in the applicable Award Agreement.
(f)    Tax Matters.
(i)    As a condition to the award, grant, issuance, vesting, purchase, exercise, settlement or transfer of any Award, or Shares issued pursuant to any Award, granted under this Plan, the Participant shall make such arrangements as the Board of Directors may require or permit for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such event.
(ii)    Unless otherwise expressly set forth in an Award Agreement, it is intended that Awards shall be exempt from Code Section 409A, and any ambiguity in the terms of an Award Agreement and the Plan shall be interpreted consistently with this intent. To the extent an Award is not exempt from Code Section 409A (any such award, a “409A Award”), any ambiguity in the terms of such Award and the Plan shall be interpreted in a manner that to the maximum extent permissible supports the Award’s compliance with the requirements of that statute. Notwithstanding anything to the contrary permitted under the Plan, in no event shall a modification of an Award not already subject to

Code Section 409A, or any subsequent action taken with respect to such Award, be given effect if such modification or action would cause the Award to become subject to Code Section 409A unless the parties explicitly acknowledge and consent to the modification or action as one having that effect. A 409A Award shall be subject to such additional rules and requirements as specified by the Board of Directors from time to time in order for it to comply with the requirements of Code Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” to an individual who is considered a “specified employee” (as each term is defined under Code Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s separation from service or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to Section 409A(a)(1). In addition, if a transaction subject to Section 9(b) constitutes a payment event with respect to any 409A Award, then the transaction with respect to such award must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A.
(iii)    Neither the Company nor any member of the Board of Directors shall have any liability to a Participant in the event an Award held by the Participant fails to achieve its intended characterization under applicable tax law.
SECTION 11.    DURATION AND AMENDMENTS; STOCKHOLDER APPROVAL.
(a)    Term of the Plan. The Plan, as set forth herein, shall become effective on the date of its adoption by the Board of Directors, subject to approval of the Company’s stockholders under Subsection (d) below. The Plan shall terminate automatically 10 years after the later of (i) the date when the Board of Directors adopted the Plan or (ii) the date when the Board of Directors approved the most recent increase in the number of Shares reserved under Section 4 that was also approved by the Company’s stockholders. The Plan may be terminated on any earlier date pursuant to Subsection (b) below.
(b)    Right to Amend or Terminate the Plan. Subject to Subsection (d) below, the Board of Directors may amend, suspend or terminate the Plan at any time and for any reason.
(c)    Effect of Amendment or Termination. No Shares shall be issued or sold and no Award granted under the Plan after the termination thereof, except upon exercise or settlement of an Award granted under the Plan prior to such termination. Except as expressly provided in Section 6(k) above, the termination of the Plan, or any amendment thereof, shall not affect any Share previously issued or any Award previously granted under the Plan.
(d)    Stockholder Approval. To the extent required by applicable law, the Plan will be subject to approval of the Company’s stockholders within 12 months of its adoption date. An amendment of the Plan will be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.
SECTION 12.    DEFINITIONS.
(a)    “Award” means any award granted under the Plan, including as an Option, an award of Restricted Stock Units or the grant or sale of Shares pursuant to Section 5 of the Plan.
(b)    “Award Agreement” means a Restricted Stock Unit Agreement, Stock Grant Agreement, Stock Option Agreement or Stock Purchase Agreement or such other agreement evidencing an Award under the Plan.
(c)    “Board of Directors” means the Board of Directors of the Company, as constituted from time to time.
(d)    “Code” means the Internal Revenue Code of 1986, as amended.
(e)    “Committee” means a committee of the Board of Directors, as described in Section 2(a).
(f)    “Company” means Bison Trails Co., a Delaware corporation.
(g)    “Consultant” means a person, excluding Employees and Outside Directors, who performs bona fide services for the Company, a Parent3 or a Subsidiary as a consultant or advisor and who qualifies as a consultant or advisor under Rule 701(c)(1) of the Securities Act or under Instruction A.1.(a)(1) of Form S-8 under the Securities Act.
(h)    “Date of Grant” means the date of grant specified in the Award Agreement, which date shall be the later of (i) the date on which the Board of Directors resolved to grant the Award or (ii) the first day of the Participant’s Service.
(i)    “Disability” means that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment.
(j)    “Employee” means any individual who is a commonlaw employee of the Company, a Parent4 or a Subsidiary.
(k)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
3 Note that special considerations apply if the Company proposes to grant awards to consultant or advisor of a Parent company.
4 Note that special considerations apply if the Company proposes to grant awards to an Employee of a Parent company.

(l)    “Exercise Price” means the amount for which one Share may be purchased upon exercise of an Option, as specified by the Board of Directors in the applicable Stock Option Agreement.
(m)    “Fair Market Value” means the fair market value of a Share, as determined by the Board of Directors in good faith. Such determination shall be conclusive and binding on all persons.
(n)     “Grantee” means a person to whom the Board of Directors has awarded Shares under the Plan.
(o)    “ISO” means an Option that qualifies as an incentive stock option as described in Code Section 422(b). Notwithstanding its designation as an ISO, an Option that does not qualify as an ISO under applicable law shall be treated for all purposes as an NSO.
(p)    “NSO” means an Option that does not qualify as an incentive stock option as described in Code Section 422(b) or 423(b).
(q)    “Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase Shares.
(r)    “Optionee” means a person who holds an Option.
(s)    “Outside Director” means a member of the Board of Directors who is not an Employee.
(t)    “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.
(u)    “Participant” means the holder of an outstanding Award.
(v)    “Plan” means this Bison Trails Co. 2018 Stock Plan.
(w)    “Purchase Price” means the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option), as specified by the Board of Directors.
(x)    “Purchaser” means a person to whom the Board of Directors has offered the right to purchase Shares under the Plan (other than upon exercise of an Option).
(y)    “Restricted Stock Unit” means a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan.

(z)    “Restricted Stock Unit Agreement” means the agreement between the Company and the recipient of a Restricted Stock Unit that contains the terms, conditions and restrictions pertaining to such Restricted Stock Unit.
(aa)    “Securities Act” means the Securities Act of 1933, as amended.
(bb)    “Service” means service as an Employee, Outside Director or Consultant. In case of any dispute as to whether and when Service has terminated, the Board of Directors shall have sole discretion to determine whether such termination has occurred and the effective date of such termination.
(cc)    “Share” means one share of Stock, as adjusted in accordance with Section 9 (if applicable).
(dd)    “Stock” means the Common Stock of the Company.
(ee)    “Stock Grant Agreement” means the agreement between the Company and a Grantee who is awarded Shares under the Plan that contains the terms, conditions and restrictions pertaining to the award of such Shares.
(ff)    “Stock Option Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to the Optionee’s Option.
(gg)    “Stock Purchase Agreement” means the agreement between the Company and a Purchaser who purchases Shares under the Plan that contains the terms, conditions and restrictions pertaining to the purchase of such Shares.
(hh)    “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

EXHIBIT A

SCHEDULE OF SHARES RESERVED FOR ISSUANCE UNDER THE PLAN

Date of Board Approval	Date of Stockholder Approval	Number of Shares Added	Cumulative Number of Shares

11/26/2018	11/26/2018	Not Applicable	113,814

11/29/2018	Not Applicable	(5,801)	108,013

11/4/2019	11/4/2019	10:1 Stock Split	1,080,130

11/4/2019	11/4/2019	2,166,738	3,246,868
SUMMARY OF MODIFICATIONS AND AMENDMENTS TO THE PLAN
The following is a summary of material modifications made to the Plan (including any material deviations from the Gunderson Dettmer precedent form used to create the Plan):
E-1

BISON TRAILS CO. 2018 STOCK PLAN
NOTICE OF STOCK OPTION EXERCISE (INSTALLMENT EXERCISE)
You must sign this Notice on Page 4 before submitting it to the Company.
OPTIONEE INFORMATION:

Name:	Social Security Number:

Address:	Employee Number:

Email Address:
OPTION INFORMATION:

Date of Grant: _____________ ___, 20__	Type of Stock Option:
Exercise Price per Share: $________	☐ Nonstatutory (NSO)
Total number of shares of Common Stock of Bison Trails Co. (the “Company”) covered by the option: __________________	☐ Incentive (ISO)
EXERCISE INFORMATION:

Number of shares of Common Stock of the Company for which the option is being exercised now: ________________. (These shares are referred to below as the “Purchased Shares.”)
Total Exercise Price for the Purchased Shares: $____________
Form of payment enclosed [check all that apply]:

☐	Check for $____________, payable to “Bison Trails Co.”
☐	Certificate(s) for ________________ shares of Common Stock of the Company. These shares will be valued as of the date this notice is received by the Company. [Requires Company consent.]
☐	Attestation Form covering ________________ shares of Common Stock of the Company. These shares will be valued as of the date this notice is received by the Company. [Requires Company consent.]
Name(s) in which the Purchased Shares should be registered [please review the attached explanation of the available forms of ownership, and then check one box]*:
☐	In my name only
☐	In the names of my spouse and myself as community property	My spouse’s name (if applicable):
☐	In the names of my spouse and myself as community property with the right of survivorship

☐	In the names of my spouse and myself as joint tenants with the right of survivorship
☐	In the name of an eligible revocable trust [requires Stock Transfer Agreement]	Full legal name of revocable trust:

*While the Company will register the Purchased Shares in accordance with your instruction, this document does not control or change the nature of the Purchased Shares as community property or separate property. You are advised to consult your own advisor to determine if additional steps or documentation are required in this regard.
REPRESENTATIONS AND ACKNOWLEDGEMENTS OF THE OPTIONEE:
1.    I represent and warrant to the Company that I am acquiring and will hold the Purchased Shares for investment for my account only, and not with a view to, or for resale in connection with, any “distribution” of the Purchased Shares within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).
2.    I understand that my purchase of the Purchased Shares has not been registered under the Securities Act by reason of a specific exemption therefrom and that the Purchased Shares must be held indefinitely, unless they are subsequently registered under the Securities Act or I obtain an opinion of counsel (in form and substance satisfactory to the Company and its counsel) that registration is not required.
3.    I acknowledge that the Company is under no obligation to register the Purchased Shares or any sale or transfer thereof.
4.    I am aware of Rule 144 under the Securities Act, which permits limited public resales of securities acquired in a non-public offering, subject to the satisfaction of certain conditions. These conditions may include (without limitation) that certain current public information about the issuer be available, that the resale occur only after a holding period required by Rule 144 has been satisfied, that the sale occur through an unsolicited “broker’s transaction” and that the amount of securities being sold during any three-month period not exceed specified limitations. I understand that the conditions for resale set forth in Rule 144 have not been satisfied as of the date set forth below, and that the Company is not required to take action to satisfy any conditions applicable to it.
5.    I will not sell, transfer or otherwise dispose of the Purchased Shares in violation of the Securities Act, the Securities Exchange Act of 1934, or the rules promulgated thereunder, including Rule 144 under the Securities Act.
6.    I acknowledge that I have received and had access to such information as I consider necessary or appropriate for deciding whether to invest in the Purchased Shares and that I had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance of the Purchased Shares.
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7.    I am aware that my investment in the Company is a speculative investment that has limited liquidity and is subject to the risk of complete loss. I am able, without impairing my financial condition, to hold the Purchased Shares for an indefinite period and to suffer a complete loss of my investment in the Purchased Shares.
8.    I acknowledge that the Purchased Shares remain subject to the Company’s right of first refusal, the drag-along right and the market stand-off (sometimes referred to as the “lock-up”), all in accordance with the applicable Notice of Stock Option Grant and Stock Option Agreement. I acknowledge that any transfer of the Purchased Shares may be subject to a transfer fee and must be effected on the Company’s form of stock transfer agreement, as further described in the Stock Option Agreement.
9.    I acknowledge that I am acquiring the Purchased Shares subject to all other terms of the Notice of Stock Option Grant and Stock Option Agreement.
10.    I acknowledge that I have received a copy of the Company’s explanation of the forms of ownership available for my Purchased Shares. I acknowledge that the Company has encouraged me to consult my own adviser to determine the form of ownership that is appropriate for me. In the event that I choose to transfer my Purchased Shares to a trust, I agree to sign a Stock Transfer Agreement on a form prescribed by the Company. In the event that I choose to transfer my Purchased Shares to a trust that does not satisfy the requirements described in the attached explanation (i.e., a trust that is not an eligible revocable trust), I also acknowledge that the transfer will be treated as a “disposition” for tax purposes. As a result, the favorable ISO tax treatment will be unavailable and other unfavorable tax consequences may occur.
11.    I acknowledge that I have received a copy of the Company’s explanation of the federal income tax consequences of an option exercise. I acknowledge that the Company has encouraged me to consult my own adviser to determine the tax consequences of acquiring the Purchased Shares at this time.
12.    I agree that the Company does not have a duty to design or administer the 2018 Stock Plan or its other compensation programs in a manner that minimizes my tax liabilities. I will not make any claim against the Company or its Board of Directors, officers or employees related to tax liabilities arising from my options or my other compensation. In particular, I acknowledge that my options are exempt from section 409A of the Internal Revenue Code only if the exercise price per share is at least equal to the fair market value per share of the Company’s Common Stock at the time the option was granted by the Company’s Board of Directors. Since shares of the Company’s Common Stock are not traded on an established securities market, the determination of their fair market value was made by the Company’s Board of Directors or by an independent valuation firm retained by the Company. I acknowledge that there is no guarantee in either case that the Internal Revenue Service will agree with the valuation, and I will not make any claim against the Company or its Board of Directors, officers or employees in the event that the Internal Revenue Service asserts that the valuation was too low.
13.    I agree to seek the consent of my spouse to the extent required by the Company to enforce the foregoing.
14.    I consent, with respect to all shares of capital stock of the Company held by me, to receive any notice given by the Company under its certificate of incorporation or bylaws, as the same may be amended and/or restated from time to time, the General Corporation Law of the State of Delaware (the “General Corporation Law”) or otherwise, by electronic transmission pursuant to Section 232 of the
4

General Corporation Law at the email address set forth above. I further acknowledge and agree that the Company may rely upon any expressions of my consent to proposed corporate actions received from the email address provided above. I hereby agree to notify the Company of any change to my email address set forth above, and further agree that the provision of such notice shall constitute my consent to receive notice and to provide my expression of consent as provided herein at such address. In the event that the Company is unable to deliver notice to me at the e-mail address set forth above, I shall, within five (5) days after a request by the Company, provide the Company with a valid e-mail address to which I consent to receive notice and to provide expressions of consent as provided herein.

SIGNATURE:	DATE:

5

EXPLANATION OF FORMS OF STOCK OWNERSHIP
PURPOSE OF THIS EXPLANATION
The purpose of this explanation is to provide you with a brief summary of the forms of legal ownership available for the shares that you are purchasing (the “Purchased Shares”). For a number of reasons, this explanation is no substitute for personal legal advice:
•To make the explanation short and readable, only the highlights are covered. Some legal rules are not addressed, even though they may be important in particular cases.
•While the summary attempts to deal with the most common situations, your own situation may well be different from the norm.
•The law may change, and the Company is not responsible for updating this summary.
•The form in which you own your shares may have a substantial impact on the estate tax treatment that applies to those shares when you die or the income tax treatment that applies when your survivors sell the shares after your death.
FOR THESE REASONS, THE COMPANY STRONGLY ENCOURAGES YOU TO CONSULT YOUR OWN ADVISER BEFORE EXERCISING YOUR OPTION AND BEFORE MAKING A DECISION ABOUT THE FORM OF OWNERSHIP FOR YOUR SHARES.
OVERVIEW
The Notice of Stock Option Exercise offers five forms of taking title to the Purchased Shares:
•In your name only,
•In your name and the name of your spouse as community property,
•In your name and the name of your spouse as community property with the right of survivorship,
•In your name and the name of your spouse as joint tenants with the right of survivorship, or
•In the name of an eligible revocable trust.
Title in the Purchased Shares depends upon (a) your marital status, (b) the marital property laws of your state of residence and (c) any agreement with your spouse altering the existing marital property laws of your state of residence. If you are not married, you generally will take title in your name alone. If you are married, title depends upon the marital property laws of your state of residence. In general, states are classified either as “community property” states or as “common-law property” states. (But individual state law may vary within these classifications.)
6

COMMUNITY PROPERTY AND JOINT TENANCY
Community property states include California, Texas, Washington, Arizona, Nevada, New Mexico, Idaho, Louisiana and Wisconsin. In a community property state, property acquired during marriage by either spouse is presumed to be one-half owned by each spouse. All other property is classified as the separate property of the spouse who acquires the property. While either spouse has equal management and control over the community property and may sell, spend or encumber all community property, neither spouse may gift community property or partition his/her one-half interest without the consent of the other spouse. Upon divorce, all community property is divided equally among the spouses and each spouse is entitled to retain all of his/her separate property. Upon the death of a spouse, one-half of the community property (and all of the decedent spouse’s separate property) will pass to the decedent spouse’s heirs. The other one-half of the community property remains the property of the surviving spouse.
Other states are common-law property states. In a common-law property state, each spouse is generally deemed to own whatever he/she earns or acquires.
A married couple may elect to alter the marital property rules by mutually agreeing to take title to property in other forms. For example, a couple residing in a community property state may generally enter into an agreement and transform what otherwise would be community property into the separate property of the spouse who earns or acquires the property.
In addition, many community property and common-law property states allow married couples to take joint title in property acquired during marriage. For example, California allows a married couple to take title in a joint tenancy with the right of survivorship. In a joint tenancy, each spouse owns a one-half interest in the property as separate property. This means that each spouse may transfer or sell his/her one-half interest in the property while he/she is alive. However, unlike traditional separate property, a spouse cannot transfer his/her one-half interest to heirs at death. Instead, the surviving spouse automatically receives the decedent spouse’s one-half interest and becomes the full owner of the property. (This is called the “right of survivorship.”) Both spouses must consent to taking property in a joint tenancy in lieu of having the community property laws apply.
California also allows a married couple to take title in the shares as community property with the right of survivorship. This means that the shares are treated like community property while both spouses are alive. However, if one spouse dies, then the other spouse automatically receives the decedent spouse’s one-half interest and becomes the full owner of the shares. In other words, the decedent spouse’s will or trust does not control the disposition of the shares.
If you have the Purchased Shares issued in a form other than those described above, then the transfer will be treated as a “disposition” for tax purposes. This means that the effect, for tax purposes, will be the same as selling the Purchased Shares. Please refer to the attached tax summary for additional information.
7

TRUSTS
A transfer to a trust generally should not be treated as a “disposition” of the Purchased Shares for tax purposes if the trust satisfies each of the following conditions:
•You are the sole grantor of the trust,
•You are the sole trustee, or you and your spouse are the sole co-trustees,
•The trustee or trustees are not required to distribute the income of the trust to any person other than you and/or your spouse while you are alive, and
•The trust permits you to revoke all or part of the trust and to have the trust’s assets returned to you, without the consent of any other person (including your spouse).
If you have the Purchased Shares issued to a trust that does not meet these requirements, then the transfer will be treated as a “disposition” for tax purposes. This means that the effect, for tax purposes, will be the same as selling the Purchased Shares. Please refer to the attached tax summary for additional information.
If you have the Purchased Shares issued to any trust, you will be required to sign a Stock Transfer Agreement in your capacity as trustee. Under the Stock Transfer Agreement, the Purchased Shares remain subject to the Company’s right of first refusal in accordance with the applicable Notice of Stock Option Grant and Stock Option Agreement.
THE COMPANY WILL NOT CHECK TO DETERMINE WHETHER THE FORM OF OWNERSHIP THAT YOU ELECT IN YOUR NOTICE OF STOCK OPTION EXERCISE IS APPROPRIATE. YOU SHOULD CONSULT YOUR OWN ADVISERS ON THIS SUBJECT. IF AN INAPPROPRIATE ELECTION IS MADE, THE FORM OF OWNERSHIP MAY NOT WITHSTAND LEGAL SCRUTINY OR MAY HAVE ADVERSE TAX CONSEQUENCES.

8

EXPLANATION OF U.S. FEDERAL INCOME TAX CONSEQUENCES
(Current as of January 2018)
PURPOSE OF THIS EXPLANATION
The purpose of this explanation is to provide you with a brief summary of the tax consequences of exercising your option. For a number of reasons, this explanation is no substitute for personal tax advice:
•To make the explanation short and readable, only the highlights are covered. Some tax rules are not addressed, even though they may be important in particular cases.
•While the summary attempts to deal with the most common situations, your own tax situation may well be different from the norm.
•State and foreign income taxes are not addressed at all, even though they could have a significant impact on your tax planning. Likewise, federal gift and estate taxes and state inheritance taxes are not discussed.
•Tax planning involving incentive stock options is exceedingly complex, in part because of the possible application of the alternative minimum tax.
•This explanation assumes that your option is not subject to section 409A of the Internal Revenue Code. However, the Company cannot be certain that section 409A is inapplicable to your option. (Please refer to the last segment of this summary for more information about section 409A.)
•The tax rules change often, and the Company is not responsible for updating this summary. (Please refer to the date at the top of this page.)
FOR THESE REASONS, THE COMPANY STRONGLY ENCOURAGES YOU TO CONSULT YOUR OWN TAX ADVISER BEFORE EXERCISING YOUR OPTION.
EXERCISE OF NSO
If you are exercising an NSO, you generally will be taxed at the time of exercise. You will recognize ordinary income in an amount equal to the excess of (a) the fair market value of the Purchased Shares on the date of exercise over (b) the exercise price you are paying. If you are an employee or former employee of the Company, this amount is subject to withholding for income and payroll taxes. Your tax basis in the Purchased Shares (to calculate capital gain when you sell the shares) is equal to the sum of the exercise price you paid for the Purchased Shares plus any additional amount you recognized as income on the exercise date.
9

DISPOSITION OF NSO SHARES
When you dispose of the Purchased Shares, you will recognize a capital gain equal to the excess of (a) the sale proceeds over (b) your tax basis in the Purchased Shares. If the sale proceeds are less than your tax basis, you will recognize a capital loss. The capital gain or loss will be long-term if you held the Purchased Shares for more than 12 months. The holding period starts when you exercise your NSO. In general, the maximum marginal federal income tax rate on long-term capital gains is 20% under current law, but lower long-term capital gain rates may apply to certain taxpayers.
Effective January 1, 2013, as a result of the Health Care and Education Reconciliation Act of 2010, an additional Medicare contribution tax is imposed at a rate of 3.8% on the “net investment income” of individuals with adjusted gross incomes in excess of $200,000 ($250,000 in the case of a joint return, and $125,000 in the case of a married taxpayer filing separately). “Net investment income” includes income from interest, dividends, and capital gains, reduced by the deductions properly allocated to such income.
Depending on the level of your adjusted gross income, the additional Medicare contribution tax may be imposed on any short-term and long-term capital gain income and can increase your marginal tax rate.
LIMIT ON ISO TREATMENT
The Notice of Stock Option Grant indicates whether your option is a nonstatutory stock option (NSO) or an incentive stock option (ISO). The favorable tax treatment for ISOs is limited, regardless of what the Notice of Stock Option Grant indicates. Of the options that become exercisable in any calendar year, only options covering the first $100,000 of stock are eligible for ISO treatment. The excess over $100,000 automatically receives NSO treatment. For this purpose, stock is valued at the time of grant. This means that the value is generally equal to the exercise price.
For example, assume that you hold an option to buy 60,000 shares for $8 per share. Assume further that the entire option becomes exercisable in four equal annual installments. Only the first 50,000 shares qualify for ISO treatment. (12,500 times $8 equals $100,000.) The remaining 10,000 shares will be treated as if they had been acquired by exercising an NSO. This is true regardless of when the option is actually exercised; what matters is when it first could have been exercised.
10

EXERCISE OF ISO AND ISO HOLDING PERIODS
If you are exercising an ISO, you will not be taxed under the regular tax rules until you dispose of the Purchased Shares.1 (The alternative minimum tax rules are described below.) The tax treatment at the time of disposition depends on how long you hold the shares. You will satisfy the ISO holding periods if you hold the Purchased Shares until the later of the following dates:
•More than two years after the ISO was granted, and
•More than one year after the ISO is exercised.
DISPOSITION OF ISO SHARES
If you dispose of the Purchased Shares after satisfying both of the ISO holding periods, then you will recognize only a long-term capital gain at the time of disposition. The amount of the capital gain is equal to the excess of (a) the sale proceeds over (b) the exercise price. In general, the maximum marginal federal income tax rate on long-term capital gains is 20% under current law, but lower long-term capital gain rates may apply to certain taxpayers.
Effective January 1, 2013, as a result of the Health Care and Education Reconciliation Act of 2010, an additional Medicare contribution tax is imposed at a rate of 3.8% on the “net investment income” of individuals with adjusted gross incomes in excess of $200,000 ($250,000 in the case of a joint return, and $125,000 in the case of a married taxpayer filing separately). “Net investment income” includes income from interest, dividends, and capital gains, reduced by the deductions properly allocated to such income.
If you dispose of the Purchased Shares before either or both of the ISO holding periods are met, then you will recognize ordinary income at the time of disposition. The amount of ordinary income will be equal to the excess of (a) the fair market value of the Purchased Shares on the date of exercise over (b) the exercise price. But if the disposition is an arm’s length sale to an unrelated party, the amount of ordinary income will not exceed the total gain from the sale. Under current IRS rules, the ordinary income amount will not be subject to withholding for income or payroll taxes.
Your tax basis in the Purchased Shares will be equal to the sum of the exercise price you paid for the Purchased Shares plus any additional amount you recognized as ordinary income. Any gain in excess of your basis will be taxed as a capital gain—either long-term or short-term, depending on how long you held the Purchased Shares after the date of exercise.

________________________________________
1  Generally, a “disposition” of shares purchased under an ISO encompasses any transfer of legal title, such as a transfer by sale, exchange or gift. It generally does not include a transfer to your spouse, a transfer into joint ownership with right of survivorship (if you remain one of the joint owners), a pledge, a transfer by bequest or inheritance, or certain tax-free exchanges permitted under the Internal Revenue Code. A transfer to a trust is a “disposition” unless the trust is an eligible revocable trust, as described in the attached explanation.

11

SUMMARY OF ALTERNATIVE MINIMUM TAX
The alternative minimum tax (AMT) must be paid to the extent that it exceeds your regular federal income tax for the year. For 2018, the first $191,500 ($95,750 for a married taxpayer filing a separate return) of your alternative minimum taxable income for the year over the allowable exemption amount (see below) is subject to alternative minimum taxation at the rate of 26%. The balance of your alternative minimum taxable income is subject to alternative minimum taxation at the rate of 28%. The dollar thresholds dividing the 26% and 28% rates are indexed for inflation in future years. Your alternative minimum tax base is equal to your alternative minimum taxable income (AMTI) minus your exemption amount.
•Alternative Minimum Taxable Income. Your AMTI is equal to your regular taxable income, subject to certain adjustments and increased by items of tax preference. Among the many adjustments made in computing AMTI are the following:
•State and local income and property taxes are not allowed as a deduction.
•Certain interest and other deductions are not allowed.
•When an ISO is exercised, the spread is added to income for AMT purposes. (See discussion below.)
•Exemption Amount. Before AMT is calculated, AMTI is reduced by the exemption amount. Under current law, the exemption amount is as follows:

Year:	Joint Returns:	Single Returns:	Separate Returns:
2018[2]	$109,400	$70,300	$54,700
The allowable exemption amount is reduced by $0.25 for each $1.00 by which alternative minimum taxable income for the year exceeds the following amounts:

Year:	Joint Returns:	Single Returns:	Separate Returns:
2018[3]	$1,000,000	$500,000	$500,000
This means, for example, in 2018, the $109,400 exemption amount is phased out completely for married individuals filing joint returns when their alternative minimum taxable income reaches $1,437,600 [($109,400 ÷ $0.25) + $1,000,000].
APPLICATION OF AMT WHEN ISO IS EXERCISED
As noted above, when an ISO is exercised, the spread is included in AMTI at the time of exercise.
________________________________________
2  Amounts are indexed for inflation in future years.
3  Amounts are indexed for inflation in future years.
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A special rule applies if you dispose of the Purchased Shares in the same year in which you exercised the ISO. If the amount you realize on the sale is less than the value of the stock at the time of exercise, then the amount includible in AMTI on account of the ISO exercise is limited to the gain realized on the sale.4
To the extent that your AMT is attributable to the spread on exercising an ISO (and certain other items), you may be able to apply the AMT that you paid as a credit against your income tax liability in future years. But the rules on calculating the available tax credits were amended frequently in recent years and have become extraordinarily complex. On this issue in particular, you must consult your own tax adviser.
When Purchased Shares are sold, your basis for purposes of computing the capital gain or loss under the AMT system is increased by the option spread that exists at the time of exercise. Again, an ISO is treated under the AMT system much like an NSO is treated under the regular tax system. But your basis in the ISO shares for purposes of computing gain or loss under the regular tax system does not reflect any AMT that you pay on the spread at exercise. Therefore, if you pay AMT in the year of the ISO exercise and regular income tax in the year of selling the Purchased Shares, you could pay tax twice on the same gain (except to the extent that you can use the AMT credit described above).
SECTION 409A OF THE INTERNAL REVENUE CODE
The preceding summary assumes that section 409A of the Internal Revenue Code does not apply to your option. In general, your option is exempt from section 409A if the exercise price per share is at least equal to the fair market value per share of the Company’s Common Stock at the time the option was granted by the Board of Directors. Since shares of Common Stock are not traded on an established securities market, the determination of their fair market value generally is made by the Board of Directors or by an independent appraisal firm retained by the Company. In either case, there is no guarantee that the Internal Revenue Service will agree with the valuation.
If your option were found to be subject to section 409A, then you would be required to recognize ordinary income as early as the year in which the option (or portion thereof) vests. This amount would also be subject to a 20% federal tax in addition to the federal income tax at your usual marginal rate for ordinary income. Additional state income taxes may apply in some states.

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4  This is similar to the rule that applies under the regular tax system in the event of a disqualifying disposition of ISO stock. The amount of ordinary income that must be recognized in that case generally does not exceed the amount of the gain realized in the disposition.
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DISCLAIMER UNDER IRS CIRCULAR 230
To ensure compliance with requirements imposed by U.S. tax authorities, we inform you that any U.S. tax advice contained in the foregoing summary is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding United States federal, state or local tax penalties, or (ii) promoting, marketing or recommending to another party any matters addressed herein (including any attachments).
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